Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Exelon Corporation of our report dated February 29, 2012, except for Note 18, as to which the date is May 25, 2012, relating to the financial statements of Constellation Energy Group Inc., which appears in the Current Report on Form 8-K/A of Exelon Corporation dated March 9, 2012 and filed May 25, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 6, 2012